Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Starwood Property Trust, Inc. on Form S-8 of our reports dated February 25, 2015 related to the consolidated financial statements and financial statement schedule of Starwood Property Trust, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Starwood Property Trust, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Miami, Florida

March 5, 2015